Exhibit 19.1
ABERCROMBIE & FITCH CO.
Insider Trading Policy
Policy Effective: February 1, 2024

I.    INTRODUCTION

The Board of Directors of Abercrombie & Fitch Co. (the “Company”) has adopted this Insider Trading Policy (the “Policy”) to establish acceptable transactions in Company securities by our associates, directors, advisors, and consultants (collectively, “Covered Persons”).

During the course of your tenure with the Company, you may receive important information that has not yet been publicly announced by the Company or concerning other publicly-traded companies with which the Company has business dealings (“material non-public information”). Because of your access to this material non-public information, you may be in a position to potentially profit financially by buying or selling, or in some other way dealing, in Company stock, or stock of another publicly-traded company, or to disclose such information to a third party who does so profit (a “tippee”).

This Policy applies to you and to (i) anyone who resides with you or lives in your household, and any family members who do not live with you, but whose transactions in Company securities are directed by, or are subject to, your influence or control, such as parents or children (collectively, “Family Members”) and (ii) entities controlled by you (“Related Entities”). It is your obligation to make your Family Members and Related Entities aware of, and understand and comply with, the provisions and obligations of this Policy.

It is important that you understand the breadth of activities that constitute illegal insider trading and the consequences, which can be serious. The U.S. Securities and Exchange Commission (“SEC”), the Financial Industry Regulatory Authority, and the New York Stock Exchange investigate and are very effective at detecting insider trading. Cases have been successfully prosecuted against individuals as a result of trading involving only a small number of shares. There are no exceptions for small or “immaterial” transactions.

This Policy applies even after your termination of employment or service with the Company. Please refer to Section IV below for additional information.

There are no exceptions to this Policy, even for situations that may seem necessary or justifiable (such as the need to raise money for an emergency expenditure) or small transactions. If material non-public information is inadvertently disclosed – no matter what the circumstances – the person making or discovering that disclosure should immediately report the disclosure to the Company’s General Counsel or their designee(s) (the “Clearing Officer”).
Any Covered Person who has questions about this Policy should contact their own attorney or the Clearing Officer. Upon request, any Covered Person must certify their understanding of, and compliance with, this Policy.

II.    PROHIBITED ACTIVITY

A.    Use of Material Non-Public Information in Securities Transactions Prohibited

Use of material non-public information by you for personal gain or profit, or to pass on, or “tip,” the material non-public information to someone who uses it for personal gain or profit, is illegal, regardless of the quantity of shares involved, and is therefore prohibited. You can be held liable both for your own transactions and for transactions effected by a tippee, or even a tippee of a tippee. Furthermore, it is important that the appearance of insider trading in securities be avoided. The only exceptions to the restrictions of this Policy are certain transactions directly between you and the Company, as described further in Section II.F.1 below. However, any subsequent sale (including the sale of shares in a cashless exercise program) or other disposition of stock acquired through these transactions is fully subject to the restrictions of this Policy.

Accordingly, you, any Family Member, and any Related Entity may not:

•Buy, sell, or otherwise engage in any transactions, either directly or through a third party, (“trade”) in Company securities or the securities of another publicly-traded company with which the Company has business dealings while in possession of material non-public information regarding the Company or such other company.

•Make any changes in enrollment or elections relating to Company securities under any contributory plan, including the Abercrombie & Fitch Co. Associate Stock Purchase Plan (the “ASPP”) and the Directors’ Deferred Compensation Plan (the “DCP” and, together with the ASPP, the “Contributory Plans”).

•Tip, directly or indirectly, material non-public information to any person who might (i) trade in Company securities or (ii) pass along such information to others who might trade.

•Make recommendations or express opinions to any person about trading in Company securities on the basis of material non-public information.

•Additionally, you may not, directly or indirectly, disclose material non-public information to anyone (i) within the Company whose job does not require them to have that information or (ii) outside the Company including, but not limited to, Family Members, Related Entities, friends, business associates, investors, and consulting firms, unless the disclosure is authorized by the Company.

In the event you receive any inquiry or request for information (particularly financial results and/or projections, including to affirm or deny information about the Company) from any person or entity outside the Company, such as a stock analyst or news reporter, and it is not part of your regular corporate duties to respond to such an inquiry or request, the inquiry should be referred to Investor Relations, which will determine whether the inquiry should also be forwarded to the Clearing Officer.

B.    Material Non-Public Information

As a practical matter, it is sometimes difficult to determine whether you possess “inside” or material non-public information. Under the securities laws, “material” information is: (i) any information that a reasonable investor would likely consider important in deciding whether to buy, sell, or hold the Company’s securities; or (ii) any information that might affect the market or price for the Company’s securities (whether positive or negative). Certainly, if the information makes you want to trade, it would probably have the same effect on others. Remember, both positive and negative information can be material. If you possess material non-public information, you may not trade in a company’s securities, advise anyone else to do so, or communicate the information to anyone else until you know that the information has been publicly disseminated. For information to be considered publicly disseminated, it must be widely disclosed through a press release or SEC filing, and a sufficient amount of time (i.e., two business days) has passed to allow the information to be fully absorbed and evaluated. This means that in some circumstances, you may have to forego a proposed transaction in a company’s securities even if you planned to execute the transaction prior to learning of the material non-public information and even though you believe you may suffer an economic loss or sacrifice an anticipated profit by waiting.

Although by no means an all-inclusive list, information about the following items (whether positive or negative) may be considered to be material non-public information until it is publicly disseminated:

•recent operating or financial results;
•the Board of Directors’ approval of a stock repurchase program;
•projections of future earnings or losses, or other earnings-related guidance;
•changes to previously announced, or the decision to suspend, earnings guidance;
•developments affecting financial stability or liquidity;
•changes in auditors or notification that an auditor’s report may no longer be relied upon;
•changes in business plans or strategies;
•changes in the Company’s pricing or discount policies;
•major labor relations events;
•acquisitions or dispositions of assets, divisions, companies, etc.;
•pending public or private sales, or repurchases, of debt or equity securities;
•declaration of stock splits or dividends;
•significant new ventures or marketing plans;
•the gain or loss of a significant supplier;
•top management or control changes;
•possible tender offers or proxy fights;
•significant write-offs;
•significant actual or threatened litigation, or government investigations;
•significant public relations events;
•impending bankruptcy; and
•knowledge of a significant data security, privacy, or cybersecurity incident.

Please note that the imposition of any event-specific restriction (also known as an off- cycle blackout) could, in and of itself, be material, non-public information.

“Non-public” information is any information that has not been disclosed broadly to the marketplace and which the investing public has not yet had time to absorb and evaluate. Generally speaking, information will be considered publicly disseminated after two full trading days have elapsed since the date of public disclosure of the information. For example, if the Company announces material non-public information prior to the market opening on Wednesday, then you may execute a transaction in the Company’s securities on after the market opens on Friday.

C.    Prohibition of Speculative or Short-Term Trading

Covered Persons may not engage in short sales (a sale of securities that are not currently owned by the seller), transactions in put or call options, margin trading or other inherently speculative transactions with respect to Company securities at any time. In addition, Section 16(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prohibits officers and directors from engaging in short sales. Short sales arising from certain types of hedging transactions are governed by the paragraph below captioned “Policy Relating to Hedging.”

D.    Policy Relating to Hedging

The Company seeks to have the long-term financial interests of Covered Persons fully aligned with the interests of its other stockholders. For this reason, Covered Persons are prohibited from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engaging in transactions that hedge, offset, or are designed to hedge or offset, any decrease in the market value or the full ownership risks and rewards of Covered Persons’ direct or indirect holdings in Company securities.

E.    Policy Relating to Pledging

Pledging by Covered Persons of the Company’s stock as collateral for indebtedness creates the risk of an unplanned sale that may occur at a time when a Covered Person is aware of material non-public information or is otherwise not permitted to trade in the Company’s stock. For this reason, Covered Persons may not, directly or indirectly, pledge, hypothecate, or otherwise encumber shares of the Company’s stock as collateral for indebtedness. This prohibition includes, but is not limited to, holding such shares in a margin account or any other account that could cause the Company’s stock to be subject to a margin call or otherwise be available as collateral for a margin loan. The foregoing prohibition applies to the Company’s stock that (i) a Covered Person owns directly or indirectly or (ii) is granted by the Company as part of a Covered Person’s compensation.

F.    Permitted Transactions

The prohibitions of this Policy do not apply to the following transactions (collectively, the “Permitted Transactions”):

1.Transactions Between Covered Persons and Company

a.Vesting of Restricted Stock or Vesting and Delivery of Shares of Stock Underlying Restricted Stock Units. This Policy does not apply to the vesting of restricted stock or the vesting and delivery of shares of stock underlying restricted stock units. The Policy does apply, however, to any market sale of shares of Company stock upon the vesting of restricted stock or the vesting and delivery of shares of stock underlying restricted stock units; provided, however, Covered Persons that are not deemed to be Section 16 Insiders (as defined below) may sell Company stock to satisfy tax obligations arising in connection with the vesting of restricted stock or the vesting and delivery of shares of stock underlying restricted stock units if such sale is involuntary and made pursuant to a pre- established plan, program, or policy providing for such automatic sale.

b.Stock Appreciation Rights and Stock Option Exercises. This Policy does not apply to the exercise of stock options or stock appreciation rights granted under the Company’s incentive plans through payment of the exercise price with cash (i.e., without Company securities being sold into the market). However, the subsequent sale of the stock (including sales of stock in a broker-assisted cashless exercise) acquired upon the exercise of stock appreciation rights or stock options is subject to all provisions of this Policy.

c.Tax Withholding Arrangements. This Policy does not apply to the withholding or surrender of Company securities to the Company to satisfy tax withholding obligations arising from the exercise of stock options, the vesting of restricted stock, or the vesting and delivery of shares of stock underlying restricted stock units.

d.Contributory Plans. The Policy’s trading restrictions generally do not apply to acquisitions of Company securities under any Contributory Plan pursuant to the affected Covered Person’s advance election made while not in possession of material non-public information. The Policy’s trading restrictions do apply, however, to (i) your initial election to enroll in a Contributory Plan, (ii) any changes to your enrollment in a Contributory Plan, and (iii) the sale of Company securities acquired under a Contributory Plan.

2.    Rule 10b5-1 Trading Plans

Purchases or sales of Company securities made pursuant to, and in compliance with, a written plan established by a Covered Person (a “Trading Plan”) that meets the requirements of Rule 10b5-1 (“Rule 10b5-1”). In order to be eligible to rely on this defense, a Covered Person must enter into a Trading Plan that meets certain conditions specified in Rule 10b5-1 and must be in accordance with the Company’s “Guidelines for Rule 10b5-1 Plans.” If the Trading Plan meets such requirements, transactions in Company securities may occur even when the Covered Person who has entered into a Trading Plan is aware of material nonpublic information. To comply with the Policy, a Trading Plan must be approved by the Clearing Officer and meet the requirements of Rule 10b5-1 and the Company’s “Guidelines for Rule 10b5-1 Plans,” which may be obtained from the Clearing Officer.

Additionally, with respect to Section 16 Insiders, no trades pursuant to the Trading Plan may be made until the later of (i) 90 days after the date of the adoption, amendment, modification, or replacement of the Trading Plan and (ii) two business days following the Company’s disclosure of its financial results for the fiscal quarter in which the Trading Plan was adopted, amended, modified, or replaced in an Annual Report on Form 10-K or a Quarterly Report on Form 10-Q (the “Cooling-Off Period”); provided, however, that the Cooling-Off Period need not exceed 120 days following the adoption, amendment, modification, or replacement of the Trading Plan. With respect to Covered Persons that are not Section 16 Insiders, no trades pursuant to the Trading Plan may be made until 30 days after the date of the adoption, amendment, modification, or replacement of the Trading Plan.

Trading Plans should be submitted for approval by the Clearing Officer at least three business days prior to the entry into the Trading Plan.

III.    TRADING WINDOWS

A.    Trading Window Policy

In addition to the restrictions applicable to Covered Persons set forth in Section II.A above, certain individuals designated by the Clearing Officer (collectively, the “Trading Window Persons”) may not (i) engage in any transactions in Company securities, except Permitted Transactions or (ii) make any changes in enrollment or elections relating to Company securities under any Contributory Plan except, in each case, during an open “trading window” period and then only if such individual is not otherwise aware of material non-public information.

The Company will annually distribute to all Trading Window Persons a calendar of open trading windows in which a Trading Window Person may trade in Company securities if the Trading Window Person is not otherwise aware of material non-public information.

Trading windows apply to all Trading Window Persons. A trading window may be closed early or may not open if, in the judgment of the General Counsel, there exists undisclosed information that would make trading in Company securities inappropriate. It is important to note that the fact that a trading window has closed early or has not opened should be considered material non-public information.

B.    Pre-Clearance and Advance Notice

In addition to the restrictions applicable to Trading Window Persons set forth in Section III.A above, certain individuals designated by the Clearing Officer (collectively, “Pre-Clearance Persons”) may not engage in any transactions in Company securities, except Permitted Transactions, without first obtaining pre-clearance of the transaction from the Clearing Officer at least two business days in advance of the date of the proposed transaction.

The Clearing Officer will then determine whether the transaction may proceed and, if so, will assist in complying with any applicable reporting requirements under Section 16(a) of the Exchange Act. Pre-cleared transactions not completed within five business days shall require new pre-clearance under the provisions of this Section III.B. The Company may, at its discretion, shorten such period of time. Upon completion of any transaction, the Pre-Clearance Person must immediately notify the Clearing Officer so that the Company may assist with any reporting obligations under Section 16 of the Exchange Act.

C.    Section 16 Reports

Directors and Covered Persons designated as “officers” pursuant to Section 16 of the Exchange Act (collectively, “Section 16 Insiders”) are required to file reports with the SEC that disclose such individuals’ trading and other transactions relating to Company securities (“Section 16 Reports”). The Legal Department will assist Section 16 Insiders in preparing and filing the required Section 16 Reports; however, such Section 16 Insiders retain responsibility for the Section 16 Reports. To ensure compliance with all reporting requirements, a Section 16 Insider must, on the date of any trade, provide the Legal Department with all information relating to the trade that is necessary to properly prepare a Form 4 or other Section 16 Report, including, among other information, whether the trade is pursuant to a Trading Plan. A Section 16 Insider must also execute a Form 4 or other Section 16 Report (either individually or through a duly-authorized power of attorney) within a sufficient amount of time to allow the Legal Department to electronically file the Form 4 with the SEC via EDGAR before the end of the second business day following the trade.

D.    Form 144

Under certain circumstances, Covered Persons considered “affiliates” of the Company pursuant to Rule 144 under the Securities Act are required to file a Form 144 before making an open market sale of Company securities. A Form 144 notifies the SEC of an affiliate’s intent to sell Company securities. For a Covered Person considered an affiliate of the Company, this form is generally prepared and filed by such Covered Person’s broker and is in addition to the Section 16 Reports filed on the Covered Person’s behalf by the Legal Department.

IV.    DURATION OF POLICY’S APPLICABILITY

This Policy continues to apply to your transactions in Company securities or the stock of other public companies engaged in business dealings with the Company even after your tenure with the Company has terminated. If you are in possession of material non-public information when your employment or service with the Company concludes, you, your Family Members, and any Related Entities may not trade in Company securities or the stock of such other company until the information has been publicly disseminated or is no longer material.

V.    TRANSACTIONS BY FAMILY MEMBERS AND RELATED ENTITIES

As stated above, this Policy applies with equal force to Family Members and Related Entities. All Covered Persons are responsible for ensuring that Family Members and Related Entities do not engage in the activities restricted or prohibited under this Policy. As such, Covered Persons should ensure that all Family Members and Related Entities are aware of the need to confer with such Covered Person before the Family Member or Related Entity trades in Company securities. Covered Persons should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account.

Note that this Policy does not, however, apply to transactions in Company securities where the purchase or sale decision is made by a third party that is not controlled by, influenced by, or related to the Covered Person, Family Member, or Related Entity (such as a third party managed mutual fund account).

VI.    CONSEQUENCES AND PENALTIES

Anyone who effects transactions in Company securities or the stock of other public companies engaged in business dealings with the Company (or provides information to enable others to do so) on the basis of material non-public information is subject to both civil liability and criminal penalties, as well as disciplinary action by the Company.

Penalties for insider trading can be severe for both you and the Company. Under securities laws, the Company and its directors, officers, or supervising associates may be liable for significant penalties if they do not take appropriate action to prevent a person directly or indirectly under their control from trading in securities while in possession of material non-public information – or if they recklessly disregard the likelihood that such trading would take place.

In addition to your dismissal from the Company, failure to comply with this Policy could result in:

•Forfeiture of trading gains made or losses avoided, as well as civil penalties of up to three times the trading gains made or losses avoided.
•Criminal fines of up to $5 million.	•Imprisonment for up to 20 years.
•Injunctions against future violations.	•Private party damages.